ISSN 1718-8369	Exhibit 99.16

Volume 10, number 5	December 11, 2015

AT SEPTEMBER 30, 2015

Highlights for September 2015

In September, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $765 million. The balance takes into account the deposit of $91 million in the Generations Fund.
— Own-source revenue was $5.2 billion, up $384 million compared to last year.
— Federal transfers reached $1.4 billion, an increase of $51 million compared to September 2014.
— Program spending amounted to $5.2 billion, up $187 million over last year.
— Debt service stood at $671 million, up $3 million compared to last year.
On the basis of the cumulative results at September 30, 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.7 million, taking into account the deposit of $639 million in the Generations Fund. That is an improvement of $1.7 billion over last year.
— For fiscal 2015-2016 as a whole, The Québec Economic Plan – November 2015 Update projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						The Québec Economic Plan
	September		April to September			— November 2015 Update
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
Budgetary revenue
Own-source revenue	4 865	5 249	26 352	27 701	5.1	57 061	4.3
Federal transfers	1 339	1 390	8 281	8 595	3.8	17 191	2.1
Total	6 204	6 639	34 633	36 296	4.8	74 252	3.8
Budgetary expenditure
Program spending	–4 967	–5 154	–31 188	–31 446	0.8	–66 460	1.7
Debt service	–668	–671	–4 111	–4 000	–2.7	–8 156	0.1
Total	–5 635	–5 825	–35 299	–35 446	0.4	–74 616	1.5
Consolidated entities(1)
Non-budget-funded bodies and special funds	112	–48	788	864	—	396	—
Health and social services and education networks	–20	–1	–79	–5	—	–32	—
Generations Fund	103	91	572	639	—	1 496	—
Total	195	42	1 281	1 498	—	1 860	—
Surplus (Deficit)	764	856	615	2 348	—	1 496	—
Balanced Budget Act							—
Deposits of dedicated revenues in the Generations Fund	–103	–91	–572	–639	—	–1 496	—
BUDGETARY BALANCE(2)	661	765	43	1 709	—	—	—
Note:	The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.15 of The Québec Economic Plan – November 2015 Update.
(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑   Cumulative results at September 30, 2015

■   Budgetary balance

For the period from April to September 2015, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $1 709 million.

For fiscal 2015-2016 as a whole, The Québec Economic Plan – November 2015 Update projects a balanced budget.

■   Budgetary revenue

At September 30, 2015, budgetary revenue amounted to $36.3 billion, an increase of $1.7 billion, or 4.8%, compared to September 30, 2014.

—   Own-source revenue stood at $27.7 billion, up $1.3 billion from the same time last year.

—   Federal transfers amounted to $8.6 billion, up $314 million compared to September 30, 2014.

■   Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $35.4 billion, an increase of $147 million, or 0.4%, over last year.

—   For the period from April to September 2015, program spending rose by $258 million, or 0.8%, reaching $31.4 billion.

—   The most significant change was an increase in program spending of the Health and Social Services mission (+$440 million).

—   Debt service amounted to $4.0 billion, a decrease of $111 million compared to last year.

■   Consolidated entities

At September 30, 2015, the results of consolidated entities showed a surplus of $1.5 billion. These results included:

—   a surplus of $864 million for non-budget-funded bodies and special funds;

—   a $5-million deficit for the health and social services and education networks;

—   dedicated revenues of $639 million for the Generations Fund.

■   Net financial surplus (requirements)

At September 30, 2015, the consolidated net financial surplus stood at $409 million, an improvement of $3.3 billion over last year. Net financial surpluses reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
	September			April to September
	2014	2015	Change	2014-2015	2015-2016	Change
Budgetary revenue
Own-source revenue	4 865	5 249	384	26 352	27 701	1 349
Federal transfers	1 339	1 390	51	8 281	8 595	314
Total	6 204	6 639	435	34 633	36 296	1 663
Budgetary expenditure
Program spending	–4 967	–5 154	–187	–31 188	–31 446	–258
Debt service	–668	–671	–3	–4 111	–4 000	111
Total	–5 635	–5 825	–190	–35 299	–35 446	–147
Consolidated entities(1)
Non-budget-funded bodies and special funds	112	–48	–160	788	864	76
Health and social services and education networks	–20	–1	19	–79	–5	74
Generations Fund	103	91	–12	572	639	67
Total	195	42	–153	1 281	1 498	217
Surplus (Deficit)	764	856	92	615	2 348	1 733
Consolidated non-budgetary surplus (requirements)	644	–122	–766	–3 524	–1 939	1 585
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 408	734	–674	–2 909	409	3 318
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
	September			April to September
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 028	2 298	13.3	9 651	10 135	5.0
Contributions to Health Services Fund	577	628	8.8	3 390	3 449	1.7
Corporate taxes	282	302	7.1	1 507	1 935	28.4
Consumption taxes	1 546	1 585	2.5	8 974	9 501	5.9
Other sources	161	125	–22.4	952	835	–12.3
Total own-source revenue excluding government enterprises	4 594	4 938	7.5	24 474	25 855	5.6
Revenue from government enterprises	271	311	14.8	1 878	1 846	–1.7
Total own-source revenue	4 865	5 249	7.9	26 352	27 701	5.1
Federal transfers
Equalization	774	794	2.6	4 643	4 761	2.5
Health transfers(1)	403	434	7.7	2 416	2 605	7.8
Transfers for post-secondary education and other social programs	132	134	1.5	793	804	1.4
Other programs	30	28	–6.7	429	425	–0.9
Total federal transfers	1 339	1 390	3.8	8 281	8 595	3.8
BUDGETARY REVENUE	6 204	6 639	7.0	34 633	36 296	4.8
(1)	Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.4% instead of 7.8%.

General fund expenditure
(millions of dollars)					(Unaudited data)
	September			April to September
Expenditure by mission	2014 (1)	2015	Change (%)	2013-2014 (1)	2014-2015	Change (%)
Program spending
Health and Social Services	2 296	2 421	5.4	15 649	16 089	2.8
Education and Culture	1 532	1 616	5.5	7 806	7 868	0.8
Economy and Environment	289	276	–4.5	2 477	2 400	–3.1
Support for individuals and families	539	539	—	3 240	3 176	–2.0
Administration and Justice	311	302	–2.9	2 016	1 913	–5.1
Total program spending	4 967	5 154	3.8	31 188	31 446	0.8
Debt service	668	671	0.4	4 111	4 000	–2.7
BUDGETARY EXPENDITURE	5 635	5 825	3.4	35 299	35 446	0.4
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
	September 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (1)	Total	adjustments (2)	Total
Revenue	1 201	91	18	369	1 769	—	3 448	–2 004	1 444
Expenditure
Expenditure	–1 019	—	–18	–369	–1 754	–1	–3 161	1 916	–1 245
Debt service	–178	—	—	—	–67	—	–245	88	–157
Total	–1 197	—	–18	–369	–1 821	–1	–3 406	2 004	–1 402
RESULTS	4	91	—	—	–52	–1	42	—	42
	April to September 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (1)	Total	adjustments (2)	Total
Revenue	7 127	639	395	2 896	11 584	—	22 641	–12 763	9 878
Expenditure
Expenditure	–5 413	—	–395	–2 896	–10 955	–5	–19 664	12 241	–7 423
Debt service	–1 073	—	—	—	–406	—	–1 479	522	–957
Total	–6 486	—	–395	–2 896	–11 361	–5	–21 143	12 763	–8 380
RESULTS	641	639	—	—	223	–5	1 498	—	1 498
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at October 31, 2015, will be published on January 22, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.